Exhibit 99.1

               Speedway Motorsports Declares $0.31 Cash Dividend

     CONCORD, N.C.--(BUSINESS WIRE)--Oct. 4, 2004--Speedway Motorsports, Inc. (NYSE: TRK) today declared a cash dividend of $0.31 per share of common stock.
     The annual dividend will be payable on Nov. 15, 2004 to shareholders of record as of Nov. 1, 2004. This is the third consecutive year that Speedway Motorsports has paid a cash dividend to its stockholders. The dividend represents an increase over the prior year. The Board of Directors of the motorsports entertainment company unanimously decided to declare the dividend after reviewing the market for the Company's stock, current business conditions and future prospects of the Company.
     Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premiere facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company also owns North Carolina Speedway. The Company provides souvenir merchandise services through its SMI Properties subsidiary and manufactures and distributes smaller-scale, modified race cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to more than 725 radio stations nationwide. For more information visit the Company's Website at www.gospeedway.com.

     CONTACT: Speedway Motorsports, Inc.
              Lauri Wilks, 704-455-3239
              www.gospeedway.com